eMagin Reports Record First Quarter Profits

Gross Profit of $2.5 million Up Seven-Fold on Total Revenues of $5.1 million

Third Consecutive Quarter of Positive and Growing Net Income

Higher Manufacturing Yields and Cost Savings Drive Improved Performance

BELLEVUE, Wash.--(BUSINESS WIRE)-- eMagin Corporation (OTCBB: EMAN), the leader in design and manufacture of OLED microdisplays for personal imaging technologies, issued financial results for its first quarter ending March 31, 2009.

"I am pleased to report that eMagin posted the highest first quarter revenues and profits in its history. Our gross profit increased to approximately $2.5 million compared to last year’s first quarter gross profit of $352,000 on a near doubling of revenue to $5.1 million and a significant, 35 percentage point improvement in gross margin from 13% to 48%. This quarter was also the fourth consecutive quarter we generated positive operating income and third consecutive quarter of positive net income. This sustained momentum is a direct result of our team’s focus on our core microdisplay manufacturing business and the progress we are making in sharing with our customers the advantages of our OLED technology,” commented Andrew Sculley, eMagin’s president and chief executive officer.

Continued Mr. Sculley, “I’m happy to add that eMagin recently solidified its relationship with two key employees who have contributed significantly to the recent turnaround at eMagin. Paul Campbell, who has overseen our financial turnaround in an interim capacity, now formally joins us as our CFO, and my former colleague from when I led Kodak’s OLED division, Dr. Amal Ghosh, has renewed his commitment to spearheading our research and development efforts.”

Quarterly Results

eMagin Corporation generated revenue of $5.1 million for the first quarter of 2009 on increased product sales and higher contract revenue, an increase of 93% over the equivalent period in 2008. Gross margin was 48% of revenue on gross profit of $2.5 million for the quarter compared to a gross margin of 13% on gross profit of $352,000 for the same period in 2008. The significant improvement in gross margins achieved over the prior year’s result was due to higher production volumes with better yields.

Operating expenses in the period declined to $1.9 million, a 24% reduction as compared to the result in the first quarter of 2008. Lower operating expenses reflected the economies associated with a greater focus on the core microdisplay business. A reduction in SG&A expenses by $278,000 was mostly attributable to the reduction of professional fees and personnel costs related to non-core business.

Operating income totaled $568,000 compared to a loss of $2.1 million in the same quarter of 2008. The improved performance mainly reflects higher product revenues and cost reductions. Net income for the first quarter of 2009 was $394,000 or $0.02 per diluted share versus a net loss of $2.7 million or ($0.21) per diluted share in the same period last year.

eMagin has been aggressive in improving its balance sheet by eliminating its long term debt and paying down higher cost lines of credit, thereby strengthening its financial standing in recent periods. The Company’s cash position of $2.4 million as of March 31, 2009, was not significantly different from the balance of $2.5 million as of December 31, 2008. The difference reflects cash from operations of almost $1.0 million offset by approximately $1.1 million which was used primarily for paying down a line of credit.

Outlook

“With a low debt burden and positive cash flow from operations, the Company is in a better position to fund its growth. We are pleased with the efficiency gains and revenue growth that the team has achieved to date,” noted Mr. Sculley.

Quarterly Report and Conference Call

Full results will be published in the company's 10Q report for the quarter ending March 31, 2009, to be filed on May 14, 2009 with the SEC. They will also be available via the Company’s website, www.emagin.com.

In conjunction with its first quarter 2009 financial results, eMagin will host a teleconference call for investors and analysts at 5:00 p.m. ET today, May 14, 2009. To access the call, investors should call 1-800-638-5495 and enter the passcode 13125704. A replay of the call will be available from today at 8p.m. until May 21, 2009. To access the replay, investors should dial 1-888-286-8010 and enter the passcode 28292176. The call will also be available as an archived audio webcast on the "Investors" section of eMagin's website, www.emagin.com for four weeks following the call.

About eMagin Corporation

A leader in OLED microdisplay technology and personal display systems, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The company's own Z800 3DVisor provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. eMagin's microdisplay manufacturing and R&D operations are co-located with IBM on its campus in East Fishkill, New York. System design facilities and sales and marketing are located in Bellevue, Washington. More information about eMagin and its products is available at www.emagin.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

eMAGIN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
	March 31, 2009 (unaudited)	December 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$2,329	$2,404
Investments – held to maturity	97	97
Accounts receivable, net	2,950	3,643
Inventory	2,214	2,374
Prepaid expenses and other current assets	1,233	796
Total current assets	8,823	9,314
Equipment, furniture and leasehold improvements, net	391	381
Intangible assets, net	46	47
Deferred financing costs, net	212	362
Total assets	$9,472	$10,104

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$569	$1,026
Accrued compensation	631	837
Other accrued expenses	1,152	804
Advance payments	649	694
Deferred revenue	120	164
Debt	682	1,691
Other current liabilities	917	798
Total current liabilities	4,720	6,014

Commitments and contingencies

Redeemable common stock: 522,500 redeemable shares	429	429

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:	—	—
Series B Convertible Preferred stock, (liquidation preference of $5,739,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,739 issued	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 15,429,863 shares as of March 31, 2009 and 15,213,959 as of December 31, 2008, net of redeemable common stock	15	15
Additional paid-in capital	205,086	204,818
Accumulated deficit	(200,778)	(201,172)
Total shareholders’ equity	4,323	3,661
Total liabilities and shareholders’ equity	$9,472	$10,104

eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2009	2008

Revenue:
Product revenue	$4,356	$2,462
Contract revenue	788	203
Total revenue, net	5,144	2,665

Cost of goods sold:
Product revenue	2,257	2,181
Contract revenue	428	132
Total cost of goods sold	2,685	2,313
Gross profit	2,459	352

Operating expenses:
Research and development	362	674
Selling, general and administrative	1,529	1,807
Total operating expenses	1,891	2,481
Income (loss) from operations	568	(2,129)

Other income (expense):
Interest expense, net	(175)	(631)
Other income, net	1	86
Total other expense	(174)	(545)
Provision for income taxes	—	—
Net income (loss)	$394	$(2,674)

Income (loss) per share, basic	$0.02	$(0.21)
Income (loss) per share, diluted	$0.02	$(0.21)

Weighted average number of shares outstanding:
Basic	15,860,517	12,620,900
Diluted	23,899,255	12,620,900

Contacts
eMagin Corporation
Investors:
Paul Campbell, 425-749-3622
pcampbell@emagin.com
or
Business Development:
Susan Jones, 425-749-3614
sjones@emagin.com